Exhibit 99.1

OptimizeRx to Participate at the 5th Annual ROTH London Conference on June 17-19, 2019

ROCHESTER, Mich., (June 12, 2019) — OptimizeRx Corp. (NASDAQ: OPRX), a leading platform for digital health messaging in the pharmaceutical industry, has been invited to participate in the ROTH London Conference being held on June 17-19, 2019 at the Dorchester Hotel in London, U.K.

OptimizeRx CEO William Febbo is scheduled to participate in one-on-one meetings. This is the second year he has been invited to participate. He will discuss a number of topics, including the company’s record Q1 results and growing commercial team. He will also discuss the company’s growing network that now reaches more than half of the ambulatory patient market in the U.S., and provide details around the company’s acquisition of CareSpeak that further enhances the platform’s capabilities.

The ROTH London Conference will give investors extensive interaction and one-on-one/small group meetings with management teams from about 50 small/mid-cap companies in the technology, cleantech and industrial sectors, and provide in-depth insights into each of them.

The event is for institutional clients of ROTH and is by invitation only. To schedule a one-on-one meeting with OptimizeRx, please contact your ROTH sales representative at (800) 933-6830 or conference@roth.com. For any questions about OptimizeRx, contact Ron Both of CMA at (949) 432-7557 or submit your request here.

About OptimizeRx

OptimizeRx® (Nasdaq: OPRX), a digital health company, connects pharmaceutical companies to patients and providers, offering greater affordability, adherence and brand awareness at the point-of-care. As the nation’s largest point-of-prescribe promotional platform for the pharmaceutical industry, OptimizeRx provides a direct channel for pharma companies to communicate with healthcare providers right within their workflow.

The cloud-based solution supports patient adherence to medications with real-time access to financial assistance, prior authorization, education and critical clinical information. OptimizeRx provides more than half of the ambulatory patient market with access to these benefits through leading EHR platforms like Allscripts, Amazing Charts and Quest, and directly via its mobile communications platform.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ’seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Nicole Brooks, Innsena Communications

Tel (860) 800-2344

nicolebrooks@innsena.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team